As filed with the Securities and Exchange Commission on May 11, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BROOKS AUTOMATION, INC.

(Exact Name of Registrant as Specified in its Charter)
Delaware

(State or Other Jurisdiction of Incorporation or Organization)
04-3040660

(I.R.S. Employer Identification Number)
15 Elizabeth Drive, Chelmsford, MA 01824

(Address of Principal Executive Offices)
Brooks Automation, Inc. Amended and Restated 2000 Equity Incentive Plan
Brooks Automation, Inc. 1995 Employee Stock Purchase Plan

(Full Title of the Plans)
Thomas S. Grilk
Senior Vice President, General Counsel and Secretary
Brooks Automation, Inc.
15 Elizabeth Drive
Chelmsford, MA 01824

(Name and Address of Agent for Service)
(978) 262-2400

(Telephone Number, Including Area Code for Agent for Service)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed	Amount of
Title of Securities to be	Amount to be	Offering Price Per	Maximum Aggregate	Registration
Registered	Registered (1)	Share (2)	Offering Price (2)	Fee (2)
Brooks Automation, Inc. Amended and Restated 2000 Equity Incentive Plan
Common Stock, par value $.01 per share, and related Preferred Stock Purchase Rights	3,000,000	$17.475	$52,425,000	$1,609.45
Brooks Automation, Inc. 1995 Employee Stock Purchase Plan
Common Stock, par value $.01 per share, and related Preferred Stock Purchase Rights	750,000	$17.475	$13,106,250	$402.36

(1)	This Registration Statement covers an aggregate of 3,750,000 shares of the Registrant’s common stock, par value $.01 per share (the “Common Stock”), that may be issued pursuant to (i) awards granted under the Amended and Restated 2000 Equity Incentive Plan or (ii) the 1995 Employee Stock Purchase Plan, as amended. Pursuant to Rule 416(a) under the Securities Act of 1933, this registration statement also covers such additional shares of Common Stock as may be issued in the event of a stock dividend, stock split, recapitalization or other similar transaction. In addition, this registration statement covers related rights to purchase Series A Junior Participating Preferred Stock, par value $.01 per share, registered on a Form 8-A filed with the Securities and Exchange Commission on August 7, 1997 (the “Preferred Stock Purchase Rights”). No separate consideration will be received for the Preferred Stock Purchase Rights, which will initially trade together with the Common Stock.

(2)	Estimated solely for the purpose of determining the registration fee pursuant to Rule 457(h) on the basis of the average of the high and low sale prices of the Common Stock on the Nasdaq National Market on May 9, 2007.

The Registrant hereby increases the number of shares of its common stock registered for issuance under its (i) Amended and Restated 2000 Stock Option Plan by 3,000,000 shares and (ii) 1995 Employee Stock Purchase Plan by 750,000 shares. Pursuant to General Instruction E to Form S-8, the Registrant incorporates by reference into this Registration Statement the following Registration Statements on Form S-8: (i) Registration No. 333-88158 and Registration No. 333-40842, relating to an aggregate of 6,000,000 shares issuable under the Registrant’s Amended and Restated 2000 Equity Incentive Plan, and (ii) Registration No. 333-117029, Registration No. 333-40848, Registration No. 333-66457, Registration No. 333-66429, Registration No. 333-07315, and Registration No. 333-88160, relating to an aggregate of 2,250,000 shares issuable under the Registrant’s 1995 Employee Stock Purchase Plan. Following the registration of the additional 3,750,000 shares under this Registration Statement, a total of 9,000,000 shares will be registered under the Amended and Restated 2000 Equity Incentive Plan, and a total of 3,000,000 shares will be registered under the 1995 Employee Stock Purchase Plan, as amended.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 5. Interests of Named Experts and Counsel.
     The legality of the shares of Common Stock being registered pursuant to this Registration Statement will be passed upon for the Registrant by Thomas S. Grilk, Esq., General Counsel of the Registrant. Mr. Grilk owns shares of Common Stock and options to purchase Common Stock.
Item 6. Indemnification of Directors and Officers.
     The Registrant is incorporated under the laws of the State of Delaware. Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) provides that a Delaware corporation may eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit.
     Section 145 of the DGCL provides that a Delaware corporation may indemnify any persons who were, are or are threatened to be made parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was illegal.
     Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him under Section 145.
     The Registrant’s certificate of incorporation provides that its directors shall not be liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except that directors will be liable to the extent permitted by applicable law for breach of the director’s duty of loyalty to the stockholders, actions or omissions not taken in good faith or that involve intentional misconduct, pursuant to Section 174 of the DGCL or for any transaction from which the director derived an improper benefit. The Registrant’s certificate of incorporation provides that the Registrant may indemnify its directors and officers to the full extent permitted by the laws of the State of Delaware. In addition, the Registrant’s bylaws provide that the Registrant may indemnify its officers and directors to the fullest extent permitted by applicable law.
     All of the Registrant’s directors and officers are covered by insurance policies maintained by the Registrant against specified liabilities for actions taken in their capacities as such, including liabilities under the Securities Act, as amended. In addition, the Registrant has entered into or offered to enter into indemnification agreements with each of its directors and

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executive officers that provide for indemnification and expense advancement to the fullest extent permitted under the DGCL.
Item 8. Exhibits.
     The following exhibits are filed as part of or incorporated by reference into this Registration Statement:
4.1	Amended and Restated 2000 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to Brooks Automation, Inc.’s (the “Registrant”) current report on Form 8-K filed with the SEC on March 7, 2006).

4.2	1995 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s current report on Form 8-K filed with the SEC on March 7, 2006).

5.1	Opinion of Thomas S. Grilk, Esq., General Counsel of the Registrant, as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Thomas S. Grilk, Esq., General Counsel to the Registrant (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on signature pages of this Registration Statement).

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SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8, and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Chelmsford, Massachusetts on May 9, 2007.

BROOKS AUTOMATION, INC.
By:	/s/ Edward C. Grady
Edward C. Grady
Chief Executive Officer and Director

     We, the undersigned officers and directors of Brooks Automation, Inc., hereby severally constitute and appoint Thomas S. Grilk, Robert W. Woodbury, Jr. and Edward C. Grady, and each of them singly, our true and lawful attorneys-in-fact, with full power to them in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8 (including any post-effective amendments), and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of May 9, 2007.

Signatures	Title

/s/ EDWARD C. GRADY	Chief Executive Officer and Director

EDWARD C. GRADY	(Principal Executive Officer)

/s/ ROBERT W. WOODBURY, JR.	Senior Vice President and Chief Financial Officer

ROBERT W. WOODBURY, JR.	(Principal Financial and Accounting Officer)

/s/ A. CLINTON ALLEN	Director

A. CLINTON ALLEN

/s/ ROBERT J. LEPOFSKY	Director

ROBERT J. LEPOFSKY

/s/ JOSEPH R. MARTIN	Director

JOSEPH R. MARTIN

/s/ JOHN K. MCGILLICUDDY	Director

JOHN K. MCGILLICUDDY

Signatures	Title

/s/ KRISHNA G. PALEPU	Director

KRISHNA G. PALEPU

/s/ ALFRED WOOLLACOTT, III	Director

ALFRED WOOLLACOTT, III

/s/ MARK S. WRIGHTON	Director

MARK S. WRIGHTON

EXHIBIT INDEX
4.1	Amended and Restated 2000 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Registrant’s current report on Form 8-K filed with the SEC on March 7, 2006).

4.2	1995 Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.2 to the Registrant’s current report on Form 8-K filed with the SEC on March 7, 2006).

5.1	Opinion of Thomas S. Grilk, Esq., General Counsel of the Registrant, as to the legality of the securities being registered.

23.1	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.

23.2	Consent of Thomas S. Grilk, Esq., General Counsel to the Registrant (contained in the opinion filed as Exhibit 5.1 to this Registration Statement).

24.1	Power of Attorney (included on signature pages of this Registration Statement).